ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

Addison, Texas, May 16, 2014; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the first quarter ended March 31, 2014 and provided a review of its operating activities.

Based on the first quarter activities, the Company is confirming the previously communicated outlook for 2014:

¬
In February 2014, we executed agreements to expand the marketing of Altrazeal® to now include Asia and the Pacific (excluding China, Hong Kong, Macau, Taiwan, South Korea, Japan, Australia, and New Zealand), Jordan, Syria, Albania, Bosnia, Croatia, Kosovo, Macedonia, Montenegro, and Serbia; and

¬	Positioning Altrazeal® to be marketed in approximately 50 markets by the end of 2015.

Commenting on the business activities, Kerry P. Gray, President and CEO, stated, “Great progress has been made expanding our international network of marketing and distribution partners. Currently, there are significant product launch activities taking place in Europe which coincide with the European Wound Management Association meeting being held in Madrid, Spain. We believe that we remain on target to achieve both our primary commercial objectives; to be marketed in over 50 countries by year end and to have substantially expanded our global network of marketing and distribution partners. In addition to our commercial achievements, we have completed the restructuring and simplification of our capital structure and raised $1.8 million through the exercise of a common stock warrant at an exercise price to $0.60 per share. The Company is now in its strongest financial position in years and with a growing revenue stream is well positioned for the future”.

For the first quarter of 2014, the Company reported a net loss of $691,000, or $0.03 per share, compared with a net loss of $657,000, or $0.06 per share, for the same period last year.

Commenting on the financial results, Kerry P. Gray, President and CEO, stated,   “We are currently working to fill outstanding back orders for Altrazeal for our European distribution partners. Within the next 45 days, we intend to make shipments to over ten markets, but this delay unfavourably impacted our revenues in the first quarter of 2014. With the exception of the investor relation expense and the increase in legal fees associated with a licensing dispute, our expenses remain in line with our projections”.

Operating Results

Revenues
Revenues for the first quarter of 2014 were $102,000, equivalent to the first quarter of 2013.

Cost of Goods Sold
Cost of goods sold for the first quarter of 2014 was $41,000, equivalent to the first quarter of 2013.

Research and Development
Research and development expenses for the first quarter of 2014 were $187,000, including $5,000 in share-based compensation, as compared to $165,000, which included $1,000 in share-based compensation, for the first quarter of 2013.  The increase of $22,000 in research and development expenses was primarily due to an increase of $29,000 in scientific compensation related to a higher head count and an increase of $20,000 in clinical costs related to Altrazeal®.  These expense increases were partially offset by a decrease of $18,000 in regulatory costs.

Selling, General and Administrative
Selling, general and administrative expenses for the first quarter of 2014 were $469,000, including $19,000 in share-based compensation, as compared to $261,000, which included $9,000 in share-based compensation, for the first quarter of 2013.  The increase of approximately $208,000 in selling, general and administrative expenses was primarily due to an increase of $130,000 in investor relations expenses, $81,000 in investor relations consulting, and 2013 being impacted by a $49,000 credit for the cancellation of a warrant issued for consulting services, an increase of $39,000 in legal costs related to a licensing agreement dispute, and an increase of $20,000 in sales and marketing expenses.  These expense increases were partially offset by, a decrease of $12,000 in compensation and a decrease of $11,000 in consulting costs related to licensing activities.

Other income and Other expenses
Interest and miscellaneous income for the first quarter of 2014 was $5,000 as compared to $22,000 for the first quarter of 2013.  The decrease of approximately $17,000 is attributable to a decrease in interest income resulting from the deduction and offset in January 2014 of the outstanding notes receivable against the outstanding principle due on the convertible promissory note with Inter-Mountain.

Interest expense for the first quarter of 2014 was $65,000 as compared to $132,000 for the first quarter of 2013.  The decrease of approximately $67,000 is primarily attributable to the deduction and offset in January 2014 of the outstanding notes receivable against the outstanding principle due on the convertible promissory note with Inter-Mountain and the final payoff in March 2014 of the convertible promissory note with Inter-Mountain.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the anticipated launch of Altrazeal® in various markets and countries, the achievement of our commercial objectives, our financial position and revenue growth, and the timing of our product shipments.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended March 31,
	2014	2013
Revenues
License fees	$14,539	$11,153
Product sales, net	87,441	90,891
Total Revenues	101,980	102,044

Costs and Expenses
Cost of goods sold	41,042	40,889
Research and development	187,595	165,285
Selling, general and administrative	469,073	260,690
Amortization of intangible assets	117,161	117,161
Depreciation	60,554	65,388
Total Costs and Expenses	875,425	649,413
Operating (Loss)	(773,445)	(547,369)

Other Income (Expense)
Interest and miscellaneous income	4,541	22,465
Interest expense	(65,259)	(131,686)
Equity in earnings (loss) of unconsolidated subsidiary	---	---
Gain on early extinguishment of convertible note	142,703	---
(Loss) Before Income Taxes	(691,460)	(656,590)

Income taxes	---	---
Net (Loss)	$(691,460)	$(656,590)

Less preferred stock dividends	---	(12,021)
Net (Loss) Allocable to Common Stockholders	$(691,460)	$(668,611)

Basic and diluted net (loss) per common share	$(0.03)	$(0.06)

Weighted average number of common shares outstanding	21,416,265	11,657,123

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	March 31, 2014	December 31, 2013
	(Unaudited)	(Audited)

Cash and cash equivalents	$1,015,778	$5,119
Current assets	1,781,151	1,487,324
Property and equipment, net	594,055	638,614
Other assets	3,571,745	3,775,676
Total assets	5,946,951	5,901,614

Current liabilities	2,013,271	3,270,064
Long term liabilities – convertible notes payable	---	---
Long term liabilities – deferred revenue	883,594	898,133
Total liabilities	2,896,865	4,168,197
Total stockholders’ equity	3,050,086	1,733,417